Exhibit 99.2

               DIOMED PLAN FOR CONTINUED LISTING ACCEPTED BY AMEX

ANDOVER, MA, August 7, 2006, --- Diomed Holdings, Inc. (AMEX: DIO - News), a leading developer and marketer of minimally invasive medical technologies, today announced that on August 3, 2006, the American Stock Exchange (the "Exchange") notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until December 1, 2007 to regain compliance with the continued listing standards.

On June 1, 2006, the Company received notice from the Exchange advising the Company that, based on the Company's balance sheet included in its March 31, 2006 quarterly report, it did not satisfy Section 1003(a)(ii) of the AMEX Company Guide's standards for continued listing on the Exchange. The standard requires that a company maintain at least $4 million in stockholders' equity if the company has sustained losses from continuing operations in three of its four most recent fiscal years. Application of the standard excludes $7.9 million of the Company's mezzanine-level preferred stock reported on its balance sheet at March 31, 2006.

According to the notice, the Company was afforded the opportunity to submit a plan by July 3, 2006 advising the Exchange what plans it had taken or will take to bring it into compliance with the continued listing standards within 18 months. On June 29, 2006, the Company provided its plan to the Exchange for review and consideration.

On August 3, 2006, the Exchange notified the Company that it accepted the Company's plan of compliance and granted the Company an extension until December 1, 2007 to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

"We are pleased that the Exchange has accepted our Plan and believe that the first step in regaining full compliance will be achieved by the stockholders' approval of the $10 million private placement announced on July 27, 2006," commented David B. Swank, Chief Financial Officer of Diomed Holdings, Inc. "This financing will result in the Company increasing Stockholders' Equity to approximately $20 million, significantly above the listing requirement of $4 million, while concurrently eliminating the mezzanine-level preferred stock," Added Mr. Swank..

The financing will include issuing 870 shares of new 2006 preferred stock exchangeable into approximately 8.7 million shares of common stock for $10 million in proceeds. The shares of the new series of preferred stock will be issued without warrants attached and provide for no dividends except in the event of a future dilutive equity issuance. In addition, the Company will exchange 4 million shares of the outstanding mezzanine-level 2005 preferred stock and issue 865 shares of new 2006 preferred stock, exchangeable into an aggregate of $8.7 million shares of common stock.

Completion of the financing is conditioned on the Company's obtaining prior stockholder approval, among other things. The Company has scheduled a special meeting of stockholders on September 27, 2006, for purposes of seeking stockholder approval of the financing and related matters. Stockholders of record on August 15, 2006 will be entitled to vote at the special meeting. Further details will be included in the Company's notice of special meeting and proxy statement, which the Company will distribute to its stockholders of record after filing with the Securities and Exchange Commission.

The Company will file a Current Report on Form 8-K with the Securities and Exchange Commission regarding this matter.

About Diomed
Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbors

This press release does not constitute an offer of any securities for sale. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions or the securities to be issued in connection with the transactions referred to herein.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 23 through 38 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

For more information contact:
Christopher J. Geberth, VP Finance          Carney Duntsch
Diomed Holdings, Inc.                       Burns McClellan, Investor Relations
Phone:   866-4DIOMED                        Phone:  212-213-0006
email: cgeberth@diomedinc.com               email :  cduntsch@burnsmc.com